Exhibit 5.4

September 30, 2013

Walter Energy, Inc.

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

Ladies and Gentlemen:

We have acted as counsel to Walter Energy, Inc., a Delaware corporation (the “Company”), and to the guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 9.875% Senior Notes due 2020 (the “2020 Exchange Securities”) and $450,000,000 aggregate principal amount of 8.500% Senior Notes due 2021 (the “2021 Exchange Securities” and, together with the 2020 Exchange Securities, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “2020 Exchange Securities Guarantees”) with respect to the 2020 Exchange Securities and the issuance by the Guarantors of guarantees (the “2021 Exchange Securities Guarantees”) with respect to the 2021 Exchange Securities. The 2020 Exchange Securities and the 2020 Exchange Securities Guarantees will be issued under an indenture dated as of November 21, 2012, as supplemented on September 25, 2013 (the “2020 Notes Indenture”) among the Company, the Guarantors and Union Bank, N.A., as trustee (the “Trustee”). The 2021 Exchange Securities and the 2021 Exchange Securities Guarantees will be issued under an indenture dated as of March 27, 2013, as supplemented on September 25, 2013 (the “2021 Notes Indenture”) among the Company, the Guarantors and the Trustee. The 2020 Exchange Securities will be offered by the Company in exchange for $500,000,000 aggregate principal amount of 9.875% Senior Notes due 2020 and the 2021 Exchange Securities will be offered by the Company in exchange for $450,000,000 aggregate principal amount of 8.500% Senior Notes due 2021. We refer you to our initial opinion, dated August 22, 2013, filed as exhibit 5.1 to the Registration Statement.

We have examined the Registration Statement, the 2020 Notes Indenture (including the form of Exchange Security set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement and the 2021 Notes Indenture (including the form of Exchange Security set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that each of the 2020 Notes Indenture and the 2021 Notes Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When (a) the 2020 Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 2020 Notes Indenture upon the exchange and (b) the 2020 Exchange Securities Guarantee of Walter Energy Holdings, LLC has been duly issued, the 2020 Exchange Securities Guarantee of Walter Energy Holdings, LLC will constitute the valid and legally binding obligation of Walter Energy Holdings, LLC, enforceable against Walter Energy Holdings, LLC in accordance with its terms.

2. When (a) the 2021 Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 2021 Notes Indenture upon the exchange and (b) the 2021 Exchange Securities Guarantee of Walter Energy Holdings, LLC has been duly issued, the 2021 Exchange Securities Guarantee of Walter Energy Holdings, LLC will constitute the valid and legally binding obligation of Walter Energy Holdings, LLC enforceable against Walter Energy Holdings, LLC in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Name of Subsidiary	Jurisdiction of Formation
J.W. Walter, Inc.	Delaware
J.W.I. Holdings Corporation	Delaware
Land Holdings Corporation	Delaware
Walter Black Warrior Basin LLC	Delaware
Walter Coke, Inc.	Delaware
Walter Energy Holdings, LLC	Delaware
Walter Exploration & Production LLC	Delaware
Walter Land Company	Delaware
Walter Minerals, Inc.	Delaware
Walter Natural Gas, LLC	Delaware
Blue Creek Coal Sales, Inc.	Alabama
Clearwater Energy, Inc.	Alabama
Hamer Properties, Inc.,	West Virginia
Jim Walter Resources, Inc.	Alabama
Taft Coal Sales & Associates, Inc.	Alabama
Tuscaloosa Resources, Inc.	Alabama